Exhibit 10.24

SEPARATION AND GENERAL RELEASE AGREEMENT

THIS SEPARATION AND GENERAL RELEASE AGREEMENT (the “Agreement”) is entered into between Julio Ramirez (the “Executive”) and BurgerFi International, Inc. (“BurgerFi”) (collectively, the “Parties”), as follows:

Terms and Conditions

1.Separation of Employment. BurgerFi gave Executive notice of termination of Executive’s employment on December 10, 2021 (the “Separation Date”), effective immediately. On or before December 31, 2021, Executive will be paid all accrued compensation through and including the date that is thirty (30) days from the Separation Date. In addition, 50,000 restricted stock units, representing all unearned restricted stock units granted to Executive under that certain Restricted Stock Unit Award Agreement between BurgerFi and the Executive that could have been earned during the vesting year in which such termination occurred, vested immediately after such termination.

2.Consideration. In consideration for the release in paragraph 3 below and for Executive’s performance of the Continuing Obligations as such term is defined in paragraph 4 below, BurgerFi agrees to, effective January 6, 2022, grant to Executive 5,000 shares of unrestricted stock (the “Stock Grant”) pursuant to the BurgerFi 2020 Omnibus Equity Incentive Plan (the “Equity Incentive Plan”). Executive and BurgerFi shall enter into a an Unrestricted Stock Agreement (as such term is defined in the Equity Incentive Plan) with respect to the Stock Grant.
3.Release. In exchange for the Stock Grant, Executive releases and gives up any and all waivable claims and rights that Executive may have against BurgerFi, its parents, subsidiaries, affiliates and divisions, and each of their respective past and present officers, directors, members, shareholders, executives, agents, representatives, consultants, fiduciaries, attorneys, insurers, benefit plans, plan administrators and joint venture partners, and all of their respective predecessors, successors and assigns (collectively, “Releasees”). This releases all waivable claims resulting from anything that has happened up through the date that Executive signs this Agreement, including those claims of which Executive is not aware and those not specifically mentioned in this Agreement, regardless of whether such claims are asserted or unasserted, suspected or unsuspected, accrued or not yet accrued. Without limiting the generality of the foregoing, Executive specifically releases all claims relating to: (i) Executive’s employment by BurgerFi, the terms and conditions of such employment, Executive benefits related to Executive’s employment, the termination of Executive’s employment, and/or any of the events relating directly or indirectly to or surrounding such termination; (ii) any and all claims of discrimination (including harassment), whistleblowing or retaliation in employment (whether based on federal, state or local law, statutory or decisional), including without limitation, all claims under the Age Discrimination in Employment Act of 1967 (the “ADEA”) (this release is meant to comply with the Older Workers Benefit Protection Act (“OWBPA”), 29 U.S.C. § 621 et seq., which statute was enacted to, among other things, ensure that individuals forty (40) years of age or older who waive their rights under the ADEA do so knowingly and voluntarily), the Worker’s Adjustment and Retraining Notification Act (“WARN”), Title VII of the Civil Rights Act of 1964, as amended (“Title VII”), the Americans with Disabilities Act, as amended (“ADA”), the Civil Rights Act of 1991, the Pregnancy Discrimination Act (“PDA”), the Reconstruction Era Civil Rights Act of 1866, 42 USC §§ 1981-86, as amended, the Equal Pay Act (“EPA”), the Family and Medical Leave Act, as amended (“FMLA”), The Families First Coronavirus Response Act (“FFCRA”), the Fair Labor Standards Act (“FLSA”), the Executive Retirement Income Security Act (“ERISA”) (other than claims with regard to vested benefits), Sections 503 and 504 of the Rehabilitation Act of 1973, the Occupational Safety and Health Act

Executive’s Initials /s/ JR                        BurgerFi’s Initials /s/ IB

Exhibit 10.24

(“OSHA”), COBRA, the National Labor Relations Act (“NLRA”), the Families First Coronavirus Relief Act (“FFCRA”), the Florida Civil Rights Act of 1992 (“FCRA”) f/k/a Human Rights Act of 1977, § 725.07, Fla. Stat., any and all claims/actions for retaliation that have been or could have been raised under Florida’s Workers’ Compensation statute (Florida Statute § 440.205), the Florida Private Sector Whistle-Blower Act (Fla. Stat. § 448.101-105), the Florida Equal Pay Act, any claims under Fla. Stat. § 448.08 for unpaid wages, and waivable rights under the Florida Constitution, or any state or local discrimination (including harassment), whistle blowing or retaliation law; (iii) any and all waivable claims for unpaid wages under any state or local law; (iv) any and all claims for violation of any state or local wage and hour law; (v) any and all waivable rights under the Constitution of the state in which Executive resides or performed work for BurgerFi; (vi) any and all claims for wrongful discharge; (vii) any and all claims for damages of any kind whatsoever, including without limitation compensatory, punitive, treble, liquidated and/or consequential damages; (viii) any and all claims under any contract, whether express or implied; (ix) any and all claims for unintentional or intentional torts, emotional distress and pain and suffering; (x) any and all claims for violation of any statutory or administrative rules, regulations, ordinances or codes; and (xi) any and all claims for attorneys’ fees, paralegals’ fees, costs, disbursements, wages, leave, bonuses, benefits, vacation and/or the like. Executive represents that Executive knows of no claim against the Releasees that Executive has that has not been released by this paragraph. Executive understands and agrees that this Agreement is binding on Executive and on anyone who succeeds to Executive’s rights. Executive further understands that this Agreement and the general release do not waive rights or claims that may arise after the date that this Agreement is signed by him or rights or claims that cannot be waived as a matter of law (such as claims for unemployment compensation benefits and workers’ compensation benefits).

4.Executive’s Continuing Obligations. Executive agrees, upon the request of BurgerFi or any of the other Releasees, to be available to consult with and provide information to BurgerFi or counsel for BurgerFi with respect to BurgerFi-related matters, including any due diligence, organizational or compliance matters, franchise matters, or investigation, litigation, arbitration, or regulatory proceeding regarding events that occurred during Executive’s tenure with BurgerFi (the “Continuing Obligations”). Executive will remain reasonably available to perform the Continuing Obligations from the Separation Date to and including the date that is six (6) months from the Separation Date, during non-working hours (i.e., the times that Executive is not actively at work for his then current employer). To the extent permitted by law, BurgerFi will reimburse Executive for reasonable out-of-pocket expenses Executive incurs in performing the Continuing Obligations, so long as Executive provides advance written notice of Executive’s request for reimbursement and provides satisfactory documentation of the expenses.
5.Taxes and Indemnification. Executive agrees to pay any and all taxes (other than BurgerFi’s share of payroll taxes) found to be owed from the Stock Grant and to indemnify and hold BurgerFi harmless for any federal, state and local tax liability, including taxes, interest, penalties or the like, and required withholdings, which may be or are asserted against or imposed upon the Releasees by any taxing authority as a result of Executive’s non-payment of taxes for which Executive is legally responsible. Executive understands and agrees that any necessary tax documentation, such as IRS Form W-2s, may be filed by BurgerFi with regard to monies or other compensation paid under this Agreement. Executive and BurgerFi acknowledge that nothing herein shall constitute tax advice to the other party.
6.Confidentiality. Executive acknowledges that an individual shall not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that: (a) is made in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney, and made solely for the purpose of reporting or investigating a suspected violation of law; or (b) is made in a complaint or other document filed

Executive’s Initials /s/ JR                        BurgerFi’s Initials /s/ IB

Exhibit 10.24

in a lawsuit or other proceeding, if such filing is made under seal. Executive further acknowledges that an individual who files a lawsuit for retaliation by an employer for reporting a suspected violation of law may disclose the trade secret to the attorney of the individual and use the trade secret information in the court proceeding, if the individual: (a) files any document containing the trade secret under seal; and (b) does not disclose the trade secret, except pursuant to court order.
7.Incitement of Claims/Participation in Claims. Executive agrees that Executive will not encourage or incite any person including, but not limited to, other current or former Executives of BurgerFi to disparage, to assert any complaint or claim in federal or state court against Releasees. Executive also agrees not to participate, cooperate or assist in any manner, whether as a witness, expert, consultant or otherwise, in any lawsuit, complaint, charge or other proceeding involving BurgerFi or any of the other Releasees as a party unless requested to do so by BurgerFi, compelled by subpoena or court order. Executive acknowledges that any incitement of others to file such claims or participation in such claims by Executive would constitute a material breach of this Agreement. Further, Executive warrants and represents that Executive is unaware of any other person who may have a claim or cause of action against the Releasees for any reason.

8.Non-Interference. Nothing in this Agreement shall interfere with Executive’s right to file a charge, cooperate or participate in an investigation or proceeding conducted by the Equal Employment Opportunity Commission (“EEOC”), the National Labor Relations Board (“NLRB”), the Occupational Safety and Health Administration (“OSHA”), the Securities and Exchange Commission (“SEC”) or any other federal, state or local governmental agency or commission (“Government Agencies”). Further, Executive does not release the right to recover a bounty or reward from the SEC in connection with the disclosure of information associated with any investigation conducted by the SEC, if applicable. However, the consideration provided to Executive in this Agreement shall be the sole relief provided to Executive for the claims that are released by Executive herein and Executive will not be entitled to recover and agrees to waive any monetary benefits or recovery against Releasees in connection with any such claim, without regard to who has brought such claim.

9.No Claims Filed. Executive represents and warrants that Executive has not filed any claims or causes of action against any of the Releasees, including, but not limited to, any charges of discrimination (including harassment) or retaliation with any federal, state or local agency or court. Executive’s representation to same constitutes a material inducement for BurgerFi entering into this Agreement. In the event Executive has filed such a claim or cause of action, it will be considered a material breach of the terms of this Agreement.

10.Complete/Agreement Survival. The Parties agree that this Agreement and incorporated release, together with that certain Employment Agreement by and between BurgerFi and the Executive, as supplemented by that certain Addendum to Employment Agreement (as supplemented, the “Employment Agreement”), sets forth all the promises and agreements between them and supersedes all prior and contemporaneous agreements, understandings, inducements or conditions, expressed or implied, oral or written. Executive acknowledges and understands that Executive’s post-termination obligations under paragraphs 4, 5, 6, 7 and 13 of this Agreement survive termination of Executive’s employment with BurgerFi.
11.Sufficiency of Consideration; Severability. Executive agrees that the Stock Grant is made in exchange for and constitutes good and valuable consideration for Executive’s execution of this Agreement. Should a court of competent jurisdiction determine that the general release set forth in paragraph 3 above is invalid, void and/or unenforceable, then Executive agrees that BurgerFi’s obligations under this Agreement shall be null and void and Executive

Executive’s Initials /s/ JR                        BurgerFi’s Initials /s/ IB

Exhibit 10.24

shall return the Stock Grant to BurgerFi. If any other provisions in this Agreement are held by a court of competent jurisdiction to be invalid, void or unenforceable, the remaining provisions shall nevertheless continue in full force without being impaired or invalidated in any way. Nothing in this paragraph is intended to, nor shall be construed to apply to any contrary rights of Executive under the ADEA.

12.Acknowledgment. Executive acknowledges that Executive has been advised in writing to consult with an attorney before signing this Agreement; acknowledges and understands that the general release contained in paragraph 3 above effectively waives all claims under the ADEA; agrees that this Agreement complies with the OWBPA; and acknowledges that Executive has been afforded the opportunity to consider the terms of this Agreement for a period of twenty-one (21) days prior to its execution. Executive understands that Executive may use as much or as little of this twenty-one (21) day review period as desired. The Parties agree that any material or non-material changes made to this Agreement after Executive receives this Agreement do not restart the running of the twenty-one (21) day period. Executive acknowledges that no representation, promise or inducement has been made other than as set forth in this Agreement or the Unrestricted Stock Award Agreement, and that Executive enters into this Agreement without reliance upon any other representation, promise or inducement not set forth herein. Executive acknowledges and represents that Executive assumes the risk for any mistake of fact now known or unknown, and that Executive understands and acknowledges the significance and consequences of this Agreement. Executive further acknowledges that Executive has read this Agreement in its entirety; that Executive fully understands all of its terms and their significance; and that Executive has signed the Agreement voluntarily, knowingly and of Executive’s own free will. Executive further affirms that Executive has been provided and/or has not been denied any leave requested under the FMLA or applicable state or local law and has not suffered any workplace injuries or occupational diseases. Executive represents that: (a) no part of the monies paid pursuant to paragraph 2 of this Agreement is a payment related to sexual harassment or sexual abuse as set forth in Section 162(q) of the Internal Revenue Code; and that (b) Executive does not contend and is not aware of any facts to suggest Executive has been subjected at any time to any acts of sexual harassment or sexual abuse by BurgerFi.  Executive acknowledges that BurgerFi has relied on Executive’s representations in this paragraph 12 in agreeing to make the Stock Grant.  Notwithstanding this paragraph 12, and without limiting the scope of the general release in paragraph 3, nothing in this paragraph prohibits Executive from disclosing any facts or claims pertaining to incidents of sexual harassment or sexual abuse. The Parties hereby acknowledge and agree that affiliates of BurgerFi are intended third-party beneficiaries of this Agreement and shall be entitled to enforce its terms directly against Executive to the same extent as if they were party hereto.

13.Mutual Non-Disparagement; Statement to Third Parties. Executive agrees and warrants that at no time in the future will Executive make any statements (orally or in writing, including, without limitation, whether fiction or nonfiction) or take any actions that in any way defame BurgerFi or any of the other Releasees or in any way, directly or indirectly, cause or encourage the making of such statements, or the taking of such actions, by anyone else, including, but not limited to, other current or former Executives of the Releasees. Executive acknowledges that any incitement of others to defame the Releasees would constitute a material breach of this Agreement. In the event such a communication is made to anyone, including but not limited to, the media, public interest groups and publishing companies, it will be considered a material breach of the terms of this Agreement. BurgerFi, for itself and on behalf of its parents, subsidiaries, affiliates and divisions, agrees and warrants that at no time in the future will BurgerFi or its parents, subsidiaries, affiliates and divisions make any statements (orally or in writing, including, without limitation, whether fiction or nonfiction) that in any way defames Executive or in any way, directly or indirectly, causes or encourages the making of such statements, or the taking of any other

Executive’s Initials /s/ JR                        BurgerFi’s Initials /s/ IB

Exhibit 10.24

actions to defame Executive, by anyone else. BurgerFi acknowledges that any incitement of others to defame Executive would constitute a material breach of this Agreement. In the event such a communication is made to anyone, including but not limited to, the media, public interest groups and publishing companies, it will be considered a material breach of the terms of this Agreement. Upon inquiry from prospective employers of Executive, BurgerFi agrees to limit its response to Executive’s dates of employments, positions held and rate of pay.

14.Breach. Executive acknowledges that if Executive materially breaches or threatens to materially breach this Agreement, discloses and/or uses BurgerFi’s confidential and/or proprietary information, breaches the cooperation provisions of this Agreement, and/or, except for an action by Executive to enforce paragraph 13, commences a suit, action, proceeding or complaint in contravention of this Agreement and waiver of claims, BurgerFi’s obligations to provide Executive the Stock Grant and/or provide the benefits referred to above shall immediately cease and BurgerFi shall be entitled to all other remedies allowed in law or equity. Further, nothing in this Agreement shall prevent BurgerFi from pursuing an injunction to enforce the provisions of paragraphs 4, 5, 6, 7 and 13 above nor prevent Executive from pursuing an injunction to enforce the provisions of paragraph 13. Nothing in this paragraph is intended to, nor shall be construed to apply to any contrary rights of Executive under the ADEA.

15.Non-Admission. The Parties understand that the Stock Grant and other matters agreed to herein are not to be construed as an admission of or evidence of liability for any violation of the law, willful or otherwise by any entity or any person.

16.Binding Effect. This Agreement shall be binding upon and shall inure to the benefit of the Parties’ representatives, agents, successors, assigns, heirs, attorneys, current and future affiliates, and predecessors.

17.Enforcement. In the event of any litigation arising out of this Agreement, the exclusive venue shall be in Palm Beach County, Florida and shall be governed by the laws of the State of Florida, without regard to its choice of law principles, except where the application of federal law applies, and shall be decided by an arbitrator in accordance with the mediation provisions of the Employment Agreement. Nothing in this paragraph is intended to, nor shall be construed to apply to any contrary rights of Executive under the ADEA.

18.Transfer of Claims. Executive represents and warrants that Executive has not assigned, transferred, or purported to assign or transfer, to any person, firm, corporation, association or entity whatsoever, any claims released in paragraph 3 above. Executive agrees to indemnify and hold the Releasees harmless against, without any limitation, any and all rights, claims, warranties, demands, debts, obligations, liabilities, costs, court costs, expenses (including attorneys’ fees, paralegals’ fees and costs, at all levels), causes of action or judgments based on or arising out of any such undisclosed assignment or transfer. Executive further warrants that there is nothing that would prohibit Executive from entering into this Agreement.

19.Execution of Necessary Documents. Each party shall, upon the request of the other, execute and re-execute, acknowledge and deliver this Agreement and any and all papers or documents or other instruments, as may be reasonably necessary to implement the terms hereof with any formalities as may be required and, otherwise, shall cooperate to fulfill the terms hereof and enable the other party to effectuate any of the provisions of this Agreement.

20.No Waiver/All Rights Are Cumulative. No waiver of any breach or other rights under this Agreement shall be deemed a waiver unless the acknowledgment of the waiver is in

Executive’s Initials /s/ JR                        BurgerFi’s Initials /s/ IB

Exhibit 10.24

writing executed by the party committing the waiver. No waiver shall be deemed to be a waiver of any subsequent breach or rights. All rights are cumulative under this Agreement.

21.Construction. The Parties expressly acknowledge that they have had equal opportunity to negotiate the terms of this Agreement and that this Agreement shall not be construed against the drafter.

22.Headings. The headings contained in the Agreement are for reference purposes only and shall not in any way affect the meaning or interpretation of this Agreement.

23.Electronic Transmissions and Counterparts. This Agreement may be executed in several counterparts and by electronic transmissions (e-mail, facsimile and/or scanner) and all so executed shall constitute one Agreement, binding on all the Parties hereto, notwithstanding that the Parties are not signatories to the original or same counterpart.

24.Right of Revocation. Executive may revoke this Agreement in writing at any time within seven (7) days after signing it (the “Revocation Period”) by delivering a written notice of revocation to BurgerFi, Attention: Chief Executive Officer. This Agreement shall not become effective and enforceable until the expiration of the seven (7)-day Revocation Period. If Executive does not revoke this Agreement during the Revocation Period, this Agreement shall be fully effective and enforceable. If Employee does revoke during the Revocation Period, this Agreement will be null and void and BurgerFi shall have no obligations under it.

Executive represents and warrants that he: (i) has read this Agreement in its entirety; (ii) has been offered a period of twenty-one (21) days to review the Agreement; (iii) has been advised in writing to consult with an attorney; and (iv) fully understands all of terms and conditions of the Agreement, and voluntarily and knowingly assents to all such terms and conditions.

Executive’s Initials /s/ JR                        BurgerFi’s Initials /s/ IB

EXECUTIVE: Julio Ramirez /s/ Julio Ramirez Date: December 29, 2021	COMPANY: BurgerFi International, Inc. By: /s/ Ian Baines Ian Baines, Chief Executive Officer Date: December 29, 2021